Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sandy Harrison

Semtech Corporation

(805) 480-2004

webir@semtech.com

Semtech Announces Amendment To Its $400 Million Credit Agreement

New agreement amends and restates existing $400 million credit facility

CAMARILLO, Calif., November 16, 2016 — Semtech Corporation (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today announced it has executed a new credit agreement consisting of a senior secured Term A loan facility in the principal amount of $150 million and a senior secured revolving credit facility in the principal amount of $250 million.  This new credit agreement amends and restates Semtech’s existing $400 million credit facility that was set to expire in May of 2018, and extends the maturity date to November 2021.  The financial terms of the new credit agreement are similar to those contained in the prior agreement.

Emeka Chukwu, Semtech’s Chief Financial Officer, stated “We were pleased to be able to take advantage of the current favorable market conditions to execute the new credit agreement.  Under the new agreement we were able to obtain several enhanced features which should provide additional operational flexibility.”

Fourth quarter of fiscal year 2017 GAAP net income is expected to be impacted by approximately $0.7 million in non-cash costs associated with the amendment of the existing credit agreement.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, enterprise computing, communications and industrial equipment.  Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

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Page 2	Semtech Announces $400 Million Credit Agreement

Forward-Looking and Cautionary Statements

All statements contained herein that are not statements of historical fact, including statements that use the words “should” or “designed to” and the statement regarding the expected $0.7 million impact to GAAP net income in the fourth quarter of fiscal year 2017 from the amendment of the existing credit agreement, that describe Semtech Corporation’s or its management’s future plans, objectives or goals are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Semtech Corporation to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors are further addressed in Semtech Corporation’s annual and quarterly reports, and in other documents or reports, filed with the Securities and Exchange Commission (www.sec.gov) including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Semtech Corporation assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Semtech and the Semtech logo are registered trademarks or service marks of Semtech Corporation and/or its affiliates.